EXHIBIT 10.2

PURCHASE AGREEMENT

between

BAM BODY AND MIND DISPENSARY NJ, INC. (the “Company”),

DEP NEVADA, INC. (the “Seller”),

and

ASCEND NEW JERSEY, LLC (the “Buyer”)

dated as of

August 22, 2025

THIS AGREEMENT IS SUBJECT TO STRICT REQUIREMENTS FOR ONGOING REGULATORY COMPLIANCE BY THE PARTIES HERETO, INCLUDING THE REGULATIONS, POLICIES, GUIDANCE OR INSTRUCTION OF THE NEW JERSEY CANNABIS REGULATORY COMMISSION TOGETHER WITH ANY SUCCESSORS, INCLUDING THE CANNABIS REGULATORY, ENFORCEMENT ASSISTANCE, AND MARKETPLACE MODERNIZATION (CREAMM) ACT.

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PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of August 22, 2025 (the “Effective Date”) is entered into between DEP Nevada, Inc. (the “Seller”); and

BaM Body and Mind Dispensary NJ, Inc., a New Jersey corporation ( the “Company”); and

Ascend New Jersey, LLC (“Ascend”), and/or its designee(s) (collectively, the “Buyer” and together with the Seller and the Company, each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, on January 22, 2024, the Company received an Annual Class 5 Cannabis Retailer license (“Retailer License”) from the New Jersey Cannabis Regulatory Commission (the “CRC”);

WHEREAS, the Company has obtained local land use and licensing approvals from the Township of Lawrence (“Township”) for operation of a Class 5 Cannabis Retail Store located at 3191 U.S. Route 1, Lawrenceville, New Jersey 08648 (“Property”);

WHEREAS, the Company leases the Property from Lawrence Investment Group, LLC (the “Landlord”) under a lease agreement dated August 18, 2022, as amended by a First Amendment to Lease Agreement dated February 14, 2023 (the “Lease”);

WHEREAS, the Seller owns 100% of the equity interests in the Company, (being 100,000 shares of common stock) (the “Company Shares”);

WHEREAS, subject to satisfaction of the conditions to Closing set forth herein, the Buyer wishes to purchase from the Seller and the Seller agrees to transfer the Company Shares to the Buyer;

WHEREAS, on the Closing Date the Company shall assign the Lease to Ascend in accordance with Section 19.01 of the Lease and pursuant to an Assignment and Assumption of Lease in a form reasonably acceptable to Buyer (the “Lease Assignment”) and at or following the Closing, Ascend will sub-lease the Property to the Company;

WHEREAS, as a condition to Closing, the Company and Seller agree to withdraw their current application for a Retailer License with the CRC in order to permit a new Retailer License application (the “New CRC Application”) to be submitted reflecting the new ownership of the Company; and

WHEREAS, subject to the receipt of satisfaction to the conditions to Closing set forth herein, Buyer wishes to purchase the Company Shares from the Seller; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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ARTICLE I.

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” shall include the Lease Assignment, an assignment of Company Shares, and all agreements, documents, assignments, instruments, notes and certificates contemplated hereby or otherwise entered into in connection with the transactions contemplated by this Agreement.

“Benefit Plan” means each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, interests or interests-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan,” which is or has been maintained, sponsored, contributed to, or required to be contributed to by a Person for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of such Person or any spouse or dependent of such individual, or under which such Person or any of its Affiliates has or may have any Liability, or with respect to which an acquiror of such Person or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

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“Buyer Designees” means any entity(ies), person(s), or combination of entity(ies) or person(s) designated by Buyer, in its sole discretion, to purchase all or a portion of the Company Shares at the time of Closing.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” means the date of Closing.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the recitals.

“Construction Lien” means that certain Encumbrance placed on the Property by the Contractor for past due amounts related to certain demolition and construction work at the Property.

“Contract” means any contract, lease, deed, mortgage, license, instrument, note, commitment, undertaking, indenture, joint venture and all other legally binding arrangement, whether written or oral.

“Contractor” means Englewood Construction, Inc.

“Covered Taxes” means (a) any Taxes of the Company attributable to any Pre-Closing Tax Period, (b) any Taxes of Seller for any period (including any withholding Taxes arising from the consummation of this Agreement, whether payable by Buyer or otherwise), (c) any Taxes of any Person imposed on the Company under Treasury Regulations Section 1.1502-6 (or under any similar provision of state, local or non-U.S. Law) as a result of the Company being or having been a member of any affiliated, consolidated, combined, unitary or similar group for Tax purposes prior to the Closing Date, (d) any Taxes of a Person imposed on the Company arising under the principles of transferee or successor liability or by reason of being a party to any Contract, under applicable Law or otherwise, in each case, with respect to a Pre-Closing Tax Period, (e) any Taxes as a result of any breach by the Company or Seller of any covenant or agreement contained herein, (f) all Taxes of the Company arising as a result of Section 965 of the Code, (g) all Transfer Taxes incurred in connection with the transactions contemplated by this Agreement or any other Ancillary Agreement, (h) Seller’s or the Company’s share of any Taxes attributable to the transactions contemplated by this Agreement or any other Ancillary Agreement, (i) any Taxes of the Company resulting from a breach by the Company of any representation, covenant or agreement contained in this Agreement or any other Ancillary Agreement, (j) any liabilities for Taxes arising under any bulk sale, bulk transfer or similar Laws of any jurisdiction with respect to the transactions contemplated by this Agreement or any other Ancillary Agreements, and (k) any employment, payroll or similar Taxes of or withholdable by the Company attributable to any Pre-Closing Tax Period.  Notwithstanding the foregoing, Covered Taxes shall not include any Taxes taken into account in Transaction Expenses.

“CRC” has the meaning set forth in the recitals.

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“CRC Approval” means written final and unconditional approval from the CRC and, if necessary, the local municipality, of (i) the New CRC Application (as may be subsequently modified, amended, and updated as necessary), and (ii) all other necessary licenses to operate a Class 5 Retail Cannabis Store at the Property.

“CSA” means the United States Federal Controlled Substances Act (Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970) and all U.S. federal Governmental Orders related thereto.

“Direct Claim” has the meaning set forth in Section 8.04(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the applicable parties concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Escrow Account” has the meaning set forth in Section 2.02(b).

“Escrow Agent” means Secured Trust Escrow, Inc.

“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, by and among Escrow Agent, Buyer and Seller, in the form attached hereto as Exhibit A.

“Escrow Fund” means the funds subject to the Escrow Agreement, as of any date of determination.

“GAAP” means generally accepted accounting principles and practices set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, applied on a basis consistent with prior periods.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency, including the CRC, the New Jersey Department of the Treasury – Division of Taxation, or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

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“Indebtedness” means, without duplication and with respect to the applicable Person, at the time of any determination: all obligations, contingent or otherwise, of such Person, including the outstanding principal amount of, all accrued and unpaid interest on and other payment obligations (including any premiums, termination fees, expenses, breakage costs or penalties due upon prepayment of or payable in connection with this Agreement or the consummation of the transactions contemplated hereby) in respect of (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services except accounts payable and trade accounts payable arising in the ordinary course of business, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations under GAAP if such Person is the leasee; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) the guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse by such Person of the obligation of another Person; (h) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (i) except for the Construction Lien, all obligations, whether or not assumed, secured by any Encumbrance or payable out of the proceeds or product from any property or assets now or hereafter owned by a Person; (j) Covered Taxes; (k) all unpaid and past due amounts under that certain General Contractor Agreement between the Company and the Contractor, dated November 1, 2023; and (l) guarantees made by a Person on behalf of another Person in respect of obligations of the kind referred to in the foregoing clauses (a) through or (k) or any obligation described in clauses (a) through (k) which is secured by any property or assets of such Person, or for which such Person is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise of another Person.

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Intended Tax Treatment” has the meaning set forth in Section 6.01(c).

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing; (d) internet domain names, whether or not any item described in subclause (b) of this definition, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not any of the items described in subclause (c) of this definition; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technicalinformation, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein; (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (j) all other intellectual or industrial property and proprietary rights.

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“Knowledge” or any other similar knowledge qualification, means (i) with respect to the Seller or the Company, the actual knowledge of Stephen ‘Trip’ Hoffman, after a reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, of any Governmental Authority; provided that “Law” shall exclude any U.S. federal Law, civil, criminal or otherwise, that is directly or indirectly related to the cultivation, harvesting, production, marketing, distribution, sale and possession of cannabis, marijuana or related substances or products containing cannabis, marijuana or related substances, including the prohibition on drug trafficking under the CSA, the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960 and the declaration of “marijuana” as a Schedule 1 drug under 21 U.S.C. § 811, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq.

“Lease” has the meaning set forth in the recitals.

“Liabilities” has the meaning set forth in Section 3.06.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including the reasonable fees of attorneys, accounts and other professionals and the cost of enforcing any right to indemnification hereunder and the cost of pursing any insurance providers; provided, however, that “Losses” shall not include punitive, incidental, consequential, special, or indirect damages (including loss of revenue, diminution in value, and any damages based on any type of multiple), except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means with respect to any Person, any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of such Person or (b) the ability of a party hereto to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) fires, epidemics, quarantines restrictions, strikes, freight embargoes, earthquakes, hurricanes, floods or other acts of God or natural disasters, (vi) the negotiation, announcement, pendency execution or delivery of this Agreement, or (vii) any action required or permitted by this Agreement, (viii) any changes in applicable Laws or accounting rules; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) or clause (viii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on such Person compared to other participants in the industries in which such Person conducts its businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

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“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015 (P.L. 114-74), together with any Treasury Regulations and guidance issued thereunder, any similar provision of state or local Tax Law, and any successor provisions to any of the foregoing.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to a Straddle Period, the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before and including the Closing Date and, with respect to a Straddle Period, the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Tax Contest” has the meaning set forth in Section 6.01(g)(i).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller” has the meaning set forth in the preamble.

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“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller-Prepared Tax Return” has the meaning set forth in Section 6.01(f)(i).

“Senior Lender” means Bengal Catalyst Fund, LP, a Delaware limited partnership.

“Senior Lender Lien” means the Encumbrance in favor of the Senior Lender created by, collectively the Senior Secured Loan and Senior Security Agreement.

“Senior Secured Loan” means that certain non-revolving credit facility agreement, dated September 9, 2024, as amended, entered into between the Senior Lender and Body and Mind, Inc., a Nevada corporation, as borrower, and the accompanying security agreement, dated September 9, 2024 (the “Senior Security Agreement”).

“Software” has the meaning set forth in the definition of Intellectual Property.

“Straddle Period” means any Tax period that begins on or prior to the Closing Date and ends after the Closing Date.

“Straddle Period Tax Contest” has the meaning set forth in Section 6.01(g)(ii).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible or with jurisdiction for the imposition, determination or collection of any Tax or the administration of the Laws relating to any Tax.

“Third-Party Claim” has the meaning set forth in Section 8.04(a).

“Transaction Expenses” means all fees and expenses incurred by the applicable party at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement, and the performance and consummation of the transactions contemplated hereby (including, any severance, bonus or any other payment obligations on such party triggered by or arising from the consummation of the transactions contemplated hereby).

“Transfer Taxes” means any direct or indirect transfer, documentary, sales, use, stamp, registration, real property, business and occupation, value added or other similar Taxes incurred in connection with the transactions contemplated by this Agreement or the other Ancillary Agreements.

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“U.S. Federal Cannabis Laws” means any U.S. federal Laws, statutes, rules, codes, regulations, restrictions, ordinances, orders, rulings, directives, guidance, guidelines, approvals, consent agreements, constitution, treaty or awards of, or issued by, any U.S. federal Governmental Authority, civil, criminal or otherwise, including common law, that prohibit, restrict, or penalize the advertising, cultivation, harvesting, production, distribution, sale and possession of cannabis and/or related substances or products containing or relating to the same, and related activities, including but not limited to the prohibition on drug trafficking under the Controlled Substances Act (21 U.S.C. § 801, et seq.), the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and U.S. federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960.

ARTICLE II.

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, the Seller shall sell, transfer, assign, convey and deliver to the Buyer or the Buyer Designees and the Buyer or the Buyer Designees shall acquire and accept from the Seller, the Company Shares, in accordance with the percentages set forth on Exhibit B attached hereto, free and clear of all Encumbrances (other than those imposed by applicable state and federal securities Laws and the Company’s organizational documents), and in exchange therefore, the Seller shall receive the consideration specified in Section 2.02.

Section 2.02 Purchase Price.

(a) Closing Date Consideration. In exchange for the Company Shares, the Buyer shall pay Seller an aggregate amount equal to One million dollars ($1,000,000.00), less any Indebtedness as of the Closing Date, and less any Seller Transaction Expenses, at the Closing, pursuant to the wire instructions of the Seller delivered to Buyer no less than three (3) Business Days prior to Closing (the “Closing Date Consideration”).

(b) Contingent Consideration. If the Company receives the CRC Approval, the Buyer shall pay Seller an additional aggregate One million dollars ($1,000,000.00) (the “Contingent Consideration” and collectively with the Closing Date Consideration, the “Purchase Price”). At the Closing, Buyer, Seller and the Escrow Agent shall enter into the Escrow Agreement, providing for the establishment with the Escrow Agent of a non-interest bearing escrow account in an amount equal to the Contingent Consideration (the “Escrow Account”). Within three (3) Business Days following receipt of the CRC Approval, the Buyer and the Seller will jointly instruct the Escrow Agent to release the Contingent Consideration from the Escrow Account to the Seller.

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Section 2.03 Transactions to be Effected at or before the Closing.

(a) Subject to the satisfaction or waiver of the conditions described herein, at or prior to the Closing:

i.	the Buyer shall deliver the following:

(A)	pay to Seller the Closing Date Consideration;

(B)	pay any Indebtedness as of the Closing Date on behalf of the Company;

(C)	pay any Seller Transaction Expenses on behalf of the Company;

(D)	the Lease Assignment, duly executed by the Buyer;

(E)	the Escrow Agreement, duly executed by the Buyer; and

(F)	all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

ii.	the Seller shall deliver to Buyer (or the Buyer Designees):

(A)	The Company Shares, free and clear of all Encumbrances, other than those imposed by applicable Law and the Company’s organizational documents;

(B)	the Lease Assignment, duly executed by the Company and the Landlord;

(C)	the Escrow Agreement, duly executed by the Seller and the Escrow Agent; and

(D)	all other agreements, documents, instruments or certificates required to be delivered by Seller or the Company at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Company Shares and the other transactions contemplated hereby (the “Closing”) shall take place and be completed on the date which is three (3) Business Days after the satsifaction of all conditions to Closing set forth in Article VII of this Agreement, including but not limited to, the receipt by Buyer of confirmation of the Seller’s withdrawal of the Company’s current application for a Retailer License from the CRC. The Closing shall be held virtually and remotely by electronic exchange of documents and signatures. The transactions contemplated by this Agreement shall be effective for all purposes (including, without limitation, for purposes of Taxes and GAAP) as of 11:59 p.m. Eastern Time on the Closing Date.

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Section 2.05 Bulk Sales. The parties waive any and all filings pursuant to all bulk sales or transferee liability Laws.

Section 2.06 Regulatory Approvals.

(a) Township. Seller covenants that (i) further approvals from the Township for a local license and site plan have been received and further local approvals are not necessary for operation of a Class 5 Cannabis Retail dispensary at the Property, and (ii) that the Company will retain all neecssary municipal approvals to operate a Class 5 Cannabis Retail dispensary at the Property immediately following the Closing.

(b) New Jersey. The Parties acknowledge and understand that following the Closing the Company shall be submitting a new application to the CRC for a license to operate a Class 5 Cannabis Retail dispensary at the Property and in accordance therewith, Seller agrees to provide any and all reasonable assistance and access to information necessary for such an application submission.

(c) Withdrawal of Application for Retailer License. Seller covenants that within one (1) Business Day following the Effective Date, Seller shall cause the Company to withdraw its current application for a Retailer License from the CRC. Promptly upon receiving confirmation of the withdrawal of its current application Retailer License from the CRC, Seller shall provide evidence of such confirmation to Buyer in accordance with Section 7.02(g).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, the Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof. The applicable Disclosure Schedules delivered by the Seller shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosures in any section or subsection of the Disclosure Schedules corresponding to any section or subsection of this Article III shall qualify other sections and subsections in this Article III only to the extent reasonably apparent that such disclosure applies to such other section or subsection.

Section 3.01 Organization and Authority of Seller. The Company is a corporation, duly organized, validly existing and in good standing under the Laws of the State of New Jersey. The Seller has full power and authority to enter into this Agreement and the other Ancillary Agreements which the Seller or the Company are a party to and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Ancillary Agreements which the Seller is a party to and the performance by each Seller of its obligations hereunder, and the consummation by each Seller of the transactions contemplated hereby have been or with respect to any such Ancillary Agreement will be duly authorized by all requisite limited liability action on the part of the Seller. This Agreement and any other Ancillary Agreement which the Seller is party to have been or will be when executed and delivered by the Seller duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Buyer and each other Person party thereto) will constitute a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, fraudulent conveyance, reorganization, or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”).

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Section 3.02 Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey and has the power and authority to own, operate or lease the properties and assets now owned, operated or leased by it. Schedule 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business as a foreign entity with a copy of such license, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except where the failure to be so qualified would not have a Material Adverse Effect on the Company. The execution and delivery by the Company of this Agreement and each other Ancillary Agreement which is the Company is party to and the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby have been or with respect to any such Ancillary Agreement will be duly authorized by all requisite limited liability action on the part of the Company. This Agreement and each other Ancillary Agreement to which the Company is party has been or will be duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Buyer and any other Persons party thereto) will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.03 Interests Ownership.

(a) The outstanding equity securities of the Company consists of 100,000 shares owned 100% by the Seller (constituting the Company Shares). All of the outstanding equity securities of the Company have been duly authorized, are validly issued and fully paid, and on the Closing Date will be free and clear of all Encumbrances other than those imposed by applicable Laws or the Company’s organizational documents. Upon consummation of the transactions contemplated by this Agreement, Buyer and/or Buyer Designees shall collectively own all of the Company Shares, free and clear of all Encumbrances other than those imposed by applicable Laws and the Company’s organizational documents.

(b) All of the equity securities of the Company were issued in compliance with applicable Laws. None of the outstanding equity securities of the Company were issued in violation of any Contract to which the Company is a party or is subject to or in violation of any preemptive rights of any Person either under applicable Law or by Contract.

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(c) Except as same may be set forth in the Company’s organizational documents, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Company Shares or obligating Seller or the Company to issue or sell any equity securities of the Company. The Company has no outstanding or authorized any profit interest appreciation, phantom equity security, profit participation or similar rights. There are no voting trusts, operating agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Shares other than the Company’s organizational documents and/or as set forth on Schedule 3.03.

Section 3.04 No Subsidiaries. The Company does not own, or have any equity, ownership or profit sharing interests in any other Person, or the right or obligation to acquire any equity, ownership or profit sharing interests in any other Person.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by Seller or the Company of this Agreement or any Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement or other organizational documents of Seller or the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of the Company’s properties and assets are subject or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Company Permitted Encumbrances on any properties or assets of the Company. Except as set forth on Schedule 3.05 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or any other third party is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

Section 3.06 No Other Assets, Liabilities or Obligations. Other than entry into the Company Contracts, the Company has not engaged in any operations, acquired any Indebtedness, liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) (other than those set forth in the Company Contracts), or acquired any assets. Without limiting the generality of the foregoing, except as set forth on Schedule 3.06 of the Disclosure Schedules, all of the assets of the Company are owned free and clear of any and all Encumbrances.

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Section 3.07 Contracts; No Default.

(a) Schedule 3.07(a) of the Disclosure Schedules sets forth a true, correct and complete list of all Contracts to which the Company is a party or by which the Company is bound, together with all amendments, waivers, modifications and supplements thereto (each, a “Company Contract,” and collectively, the “Company Contracts”).

(b) All of the Company Contracts are in full force and effect against the Company and to the Company’s knowledge, the other Person(s) party thereto, and constitute legal, valid, binding and enforceable obligations against the Company and, to the knowledge of the Company, any other parties thereto. The Company is not in material default under nor has it materially breached any of the Company Contracts in any material respect and no act or omission has occurred which, with notice or lapse of time or both, would constitute such a material breach or material default under any term or provision of any such Company Contract. To the knowledge of the Company (i) no other party is in breach or default in any material respect under any Company Contract, and (ii) no act or omission has occurred by any other party thereto which, with notice or lapse of time or both, would constitute such a breach or default under any term or provision thereof.

(c) No customer, vendor, supplier or service provider has given the Company written notice that it intends to terminate or adversely and materially alter its business relationship with the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

(d) The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any real property leased by the Company. To the Seller’s Knowledge, there are no Actions pending threatened against or affecting any real property leased by the Company or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.08 Title to Assets; Real Property.

(a) The Company does not own any real property. The Company has good and valid title to, or a valid leasehold interest in, all personal property and other assets owned by it which are free and clear of Encumbrances (except for the Senior Lender Lien which shall be released at or prior to Closing and the Construction Lien which shall be released following repayment of the applicable Indebtedness pursuant to the terms of that certain payoff letter contempalted by Section 7.02(j)) and except for the following (collectively referred to as “Company Permitted Encumbrances”):

i.	Encumbrances for Taxes not yet due and payable;

ii.	Statutory, mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business that are not delinquent;

iii.	easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the business of the Company; or

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iv.

deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations,

v.

rights of (a) the lessors or licensors on property leased or licensed to or by the Company under the terms of the underlying lease or license or (b) the owners of the domain names or social media accounts used by the Company under the terms of underlying Contracts or the terms and conditions imposed by such owners; or

vi.	purchase money security interests securing only the property purchased.

(b) Section 3.08(b) of the Disclosure Schedules sets forth a true, correct and complete list of all real Property leased or licensed in connection with the business of the Company (the “Leased Real Property”). The Company has made available to Buyer a true and complete copy of each lease associated with the Leased Real Property, including the Lease (the “Real Property Leases”). The Company has a good and valid leasehold interest with respect to the Leased Real Property, free and clear of all Encumbrances (except for the Construction Lien), and the Company has the exclusive right to occupy and use such real property, subject to and in accordance with the Real Property Leases. To the Knowledge of the Company, the Company’s use of the premises demised under the Real Property Leases has at all times been in compliance in all material respects with local use, occupancy and other applicable Laws. The Company has not received any citation, subpoena, summons or other written notice from any Governmental Authority that is still pending alleging any such non-compliance. Except for the landlord under each Real Property Lease, including the Landlord, no third-party consent is required to consummate the transactions contemplated hereby. The Company has not been notified in writing of any pending or threatened condemnation, eminent domain or similar proceeding with respect to the properties subject to the Real Property Leases.

(c) Except as set forth in Schedule 3.08(b) of the Disclosure Schedules, the furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are in satisfactory operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put, and to the Company’s Knowledge, none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of material maintenance or material repairs except for ordinary, routine maintenance and repairs.

Section 3.09 Intellectual Property. Except as disclosed in Schedule 3.09 of the Disclosure Schedules, the Company does not own or license any Intellectual Property, other than its name.

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Section 3.10 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Company’s Knowledge, threatened (a) against or by the Company or affecting any of its properties or assets; or (b) against or by the Seller, the Company or any Affiliate of the Company or Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.11 Compliance With Laws; Permits.

(a) The Company has complied, and is now complying, in all material respects with all Laws applicable to it. The Company has not received any written notice from a Governmental Authority that alleges that it is not in compliance with any applicable Laws, and to the Company’s knowledge, the Company is not and has not been subject to any adverse finding, penalty assessment, or other Action.

(b) All material Permits of the Company are in good standing, valid and in full force and effect. All fees and charges with respect to such material Permits as of the date hereof have been paid in full. Schedule 3.11(b) of the Disclosure Schedules lists all current material Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. The Company has complied and is now complying in all material respects with the terms of all Permits listed on Schedule 3.11(b) of the Disclosure Schedules and there are no Actions of any kind in progress pending or, to the Company’s Knowledge, threatened, which relate to any of Permits set forth on Schedule 3.11(b) of the Disclosure Schedules. The Company has not received any written notice from any Governmental Authority of any deficiencies or violations of, or any remedial or corrective actions required in connection with, any material Permits of the Company or their renewal.

Section 3.12 Employees; Employee Benefits. The Company currently does not have, nor has ever had, any employees. The Company has not made any commitments or representations to any Person regarding (a) potential employment by the Company or any other Affiliate of the Company following the Closing Date, or (b) any terms and conditions of such potential employment by the Company or any Affiliate thereof following the Closing Date. The Company currently does not have, nor has it ever had, any Benefit Plans.

Section 3.13 Taxes. Except as set forth on Schedule 3.13 of the Disclosure Schedules:

(a) The Company has timely filed all Tax Returns that were required to be filed by it, taking into account any valid extensions of time to file such Tax Returns. All such Tax Returns were true, correct, and complete in all material respects and have been prepared in compliance with all applicable Laws. All Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid. No penalty, interest, or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

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(b) The Company does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or non-U.S. law), as a transferee or successor by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.

(c) The Company (i) has withheld from all employees, customers, independent contractors, creditors, owners, members and any other applicable payees proper and accurate amounts for all taxable periods in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws, (ii) has remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority, and (iii) has timely collected all sales, use and value added Taxes and any other equivalent or similar Taxes (e.g. cannabis-related excise or similar Taxes withheld at the source) required to be collected by it, and the Company has timely remitted all such Taxes to the appropriate taxing authorities.

(d) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the knowledge of the Company, threatened with regard to any amount of Taxes owed or Tax Returns filed or to be filed by the Company; (ii) no deficiency for any amount of Taxes of the Company has been claimed, proposed or assessed, in each case, in writing by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith by appropriate proceedings; (iii) the Company has not waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; (iv) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions; and (v) the Company has not entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(e) To the knowledge of the Company, no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(f) There are no liens for Taxes upon the assets of the Company, other than liens for Taxes not yet due and payable.

(g) The Company has not made or changed or revoked any material Tax election; filed any material amended Tax Return; changed (or made any request to a Governmental Authority to change) any Tax accounting period; settled or compromised any material Tax claim; surrendered or forfeited any right to claim a material refund of Taxes that was reflected as an asset in the Company’s financial statements for the year ended December 31, 2024; or consented to any extension or waiver of the limitation period (by operation of law or otherwise) applicable to any Tax Return or any claim or assessment in respect of Taxes (other than pursuant to an extension of time to file a Tax Return obtained in the ordinary course).

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(h) There are no outstanding powers of attorney executed on behalf of the Company in respect to Taxes.

(i) The Company has not received any written ruling of a Governmental Authority relating to Taxes or entered into a written and legally binding agreement with any Governmental Authority relating to Taxes, in each case that would have a continuing effect after the Closing Date.

(j) Other than the organizational documents of the Company, the Company is not a party to any Tax allocation, indemnity or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes) with respect to or involving the Company, and after the Closing Date the Company shall not be bound by any such Tax allocation, indemnity or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date. For purposes of Federal Taxes, the Company is part of a consolidated group for Tax purposes; for purposes of state and local Taxes, the Company is not paryt of a consoldiated group for Tax purposes.

(k) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to this Agreement.

(l) The Company has not participated in any (A) “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or (B) “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provisions under any state or local Law).

(m) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date hereof as a result of any (i) change in (or improper use of) any method of accounting for a taxable period ending on or prior to the date hereof under Section 481(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. Legal Requirement); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Legal Requirement) entered into prior to the Closing; (iii) installment sale or “open transaction” disposition made prior to the Closing; or (iv) deferred revenue or prepaid amount received prior to the Closing (other than in connection with sales in the ordinary course of business).

(n) The representations and warranties set forth in this Section 3.13 are the Seller’s and Company’s sole and exclusive representations and warranties regarding Tax matters.

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Section 3.14 Tax Election. Since its date of formation on June 29, 2022, the Company has continously and without disruption been treated as a C corporation for U.S. federal income tax purposes.

Section 3.15 Books and Records. The books and records of the Company, all of which have been made available to Buyer are complete and correct in all material respects.

Section 3.16 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or based upon arrangements made by or on behalf of Seller or the Company,

Section 3.17 Local Approvals. The Company has received all necessary approvals from the Township to operate a Class 5 Cannabis Retail store at the Property, including a local license and land use approvals and is not aware of any conditions, facts, or other requirements imposed by Township that would cause such local approvals to be rescinded or altered as a result of this transaction.

Section 3.18 Disclaimer. Except as otherwise expressly set forth in this ARTICLE III the Seller and the Company expressly disclaims any representations or warranties of any kind or nature, express or implied regarding the Company, the Seller, or the transactions contemplated by this Agreement or any other agreement entered into connection herewith. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or similar materials made available by the Seller, the Company, its Representatives or any advisor of the Company, are not and shall not be deemed to be or be included as representations or warranties of the Company, and are not and shall not be deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and/or the transactions contemplated by this Agreement or any other agreement entered into connection herewith.

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ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Schedule of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof. The applicable Disclosure Schedules delivered by the Buyer shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article IV. The disclosures in any section or subsection of the Disclosure Schedules corresponding to any section or subsection of this Article IV shall qualify other sections and subsections in this Article IV only to the extent reasonably apparent that such disclosure applies to such other section or subsection.

Section 4.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Buyer has full limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement and each other Ancillary Agreement to which Buyer is a party and the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been or with respect to any such Ancillary Agreement will be duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement and other Ancillary Agreement which the Buyer is party to have been or will be duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller and the other Persons party thereto) will constitute a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms subject to the Enforceability Exceptions.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; (c) conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Buyer is a party or by which Buyer is bound or to which any of the Buyer’s properties and assets are subject or any Permit affecting the properties, assets or business of the Buyer; or (d) result in the creation or imposition of any Encumbrance. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or any other third party is required by or with respect to Buyer in connection with the execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

Section 4.03 Investment Purpose. Buyer and each Buyer Designee is acquiring the Company Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Company Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Company Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Company Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04 Sufficient Resources. At the Closing, Buyer will have immediately available funds in an aggregate amount sufficient to consummate the transactions contemplated by this Agreement and the other Ancillary Agreements, including the payment of the Closing Date Consideration, and all other fees, costs, and expenses payable by Buyer in connection with the transactions contemplated by this Agreement.

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Section 4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or based upon arrangements made by or on behalf of Buyer.

Section 4.06 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.07 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Company, results of operations, prospects, condition (financial or otherwise), and assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premise, books and records, and other documents and data of the Company for such purpose. Buyer acknowledges and agrees that: (a) in making it’s decision to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Seller and Company set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of the Company, Seller, nor any other Person has made any representation or warranty as to the Company, Seller, or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE V.

COVENANTS

Section 5.01 Company Conduct of Business Prior to the Closing.

(a) From the date hereof until the earlier of the date this Agreement is terminated or the Closing (the “Interim Period”), except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), Seller shall and shall cause the Company to:

i.	conduct the business of the Company in the ordinary course of business;

ii.

use reasonable best efforts to maintain and preserve intact the current organization, business, assets and Permits of the Company and to preserve the rights, goodwill and relationships of its customers, lenders, suppliers, regulators and others having business relationships with the Company.

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(b) Without limiting the foregoing, during the Interim Period, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed) the Seller shall not, and shall cause the Company not to:

i.

sell or issue any Company Shares or other capital securities of the Company or any other securities convertible into or exercisable for capital securities of the Company or transfer (whether voluntary or involuntary) or any debt securities, or permit any such transfer of any Company Shares;

ii.	incur any Liability other than any expenses incurred in connection with the consummation of the transactions contemplated by this Agreement;

iii.	make any loans or advances, or assume, guarantee or endorse or otherwise become responsible for the Liability of any other Person;

iv.	apply for or obtain any Permits;

v.	subject any of its properties or assets to any Encumbrance (other than a Company Permitted Encumbrance);

vi.	enter into, modify, amend or terminate any Contract (including the Company Contracts), or waive any right of the Company under any Company Contract

vii.	hire any employee, officer, manager, agent, independent contractor, or consultant;

viii.

make any distribution, dividend, redemption, repurchase, recapitalization, reclassification, grant, issuance, repricing, split, combination, or any other transaction involving the equity of the Company (other than tax distributions in accordance with the Company’s organizational documents);

ix.	make any capital expenditure commitments;

x.

maintain or deposit any cash or other funds, including any accounts receivable resulting from the operation of the business of the Company in any bank account other than the applicable bank accounts of the Company;

xi.	transfer any cash or other funds from the bank accounts of the Company other than in connection with any payments;

xii.	take any action that would cause any of the changes, events or conditions described in this Section 5.01(b) to occur or commit to do any of the foregoing referred to in this Section 5.01(b).

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Section 5.02 Seller Option to Reacquire Company Shares. Buyer acknowledges and agrees that (a) within thirty (30) days following the Closing Date, Buyer shall submit the New CRC Application to the CRC, and (b) in the event that the CRC issues a final non-appealable denial of New CRC Application (the “CRC Denial”), the Seller shall have the option to reacquire the Company Shares from Buyer and/or the Buyer Designees in exchange for One million dollars ($1,000,000.00) (the “Seller Option”). The Seller Option may be exercised at any time within ninety (90) days of its receipt of notice of the CRC Denial by delivering to Buyer an Option Exercise notice in the form attached hereto as Exhibit D, provided that if the Seller fails to exercise the Seller Option within such ninety (90) day period, the Seller shall forfeit its ability to exercise the Seller Option. Promptly following (but in no event more than five (5) days) the exercise of the Seller Option, (i) Seller shall pay to Buyer and/or the Buyer Designees One million dollars ($1,000,000.00), and (ii) Buyer and/or the Buyer Designees shall deliver to Seller stock powers, in the form attached hereto as Exhibit E, whereby Buyer and/or the Buyer Designees will transfer the Company Shares held by such Person, free and clear of all Encumbrances except as set forth on Schedule 5.02 hereto, back to the Seller (the “Seller Reacquisition”) and Buyer covenants that on the date of the Seller Reacquistion, except as set forth on Schedule 5.02 hereto, the Company shall be free and clear of all Indebtedness, Encumbrances, and/or Liabilities. In addition, Buyer acknowledges and agrees that promptly following the Seller Reacquisition, Buyer shall take all necessary steps and acts to re-assign the Lease back to the Company from Buyer, pursuant to an assignment and assumption of lease in a form substantially similar to the Lease Assignment. Buyer and Seller acknowledge and agree that within three (3) days following a CRC Denial, the Buyer and the Seller will jointly instruct the Escrow Agent to release the Contingent Consideration from the Escrow Account to the Buyer. The Parties acknowledge and agree that following receipt by Buyer of the CRC Approval, this Section 5.02 shall be void and of no further force and effect.

Section 5.03 Access to Information. During the Interim Period, Seller shall, and shall cause the Company to, (a) afford Buyer and its Representatives access upon reasonable advance notice during normal business hours to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data with respect to the Company; (b) furnish upon reasonable advance notice from Buyer and its Representatives with such financial, operating and other data and information of the Company as Buyer may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 5.02(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement. Notwithstanding the foregoing, no access or information shall be required pursuant to this Section 5.03 to the extent that in the reasonable good faith judgment of the Company, (i) applicable Law requires the Company to restrict or prohibit access to any such properties or information or (ii) disclosure of any such information or document would jeopardize attorney-client privilege or the attorney-client work product doctrine; provided, however, that the Company shall use commercially reasonable efforts to negotiate in good faith agreements or arrangements that permit the provision of such information to the Buyer and its Representatives without having any such effects.

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Section 5.04 No Solicitation of Other Bids.

(a) During the Interim Period, Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) respond to, solicit or initiate inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the parties hereto with respect to the transactions described herein) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction; (ii) the transfer, issuance or acquisition of equity securities; or (iii) the sale, lease, exchange or other disposition of any of the applicable Person’s properties or assets (other than sales of inventory in accordance with such Person’s ordinary course of business consistent with past practice). In addition to the other obligations under this Section 5.04(a), Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller, its Affiliates or their respective Representatives) advise Buyer orally and in writing of any Acquisition Proposal or any request for information with respect to any Acquisition Proposal during the Interim Period.

(b) Each of the Parties agrees that the rights and remedies for noncompliance with Section 5.04 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the non-breaching party(ies) and that money damages would not provide an adequate remedy to the non-breaching party(ies).

Section 5.05 Notice of Certain Events.

(a) During the Interim Period, Seller shall promptly notify Buyer in writing of:

i.

any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct in any material respect or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

ii.	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

iii.	any Actions commenced or, to Seller’s Knowledge, threatened that relates to the consummation of the transactions contemplated by this Agreement.

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(b) No party’s receipt of information pursuant to this Section 5.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any other party in this Agreement (including Section 8.02) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.06 Confidentiality.

(a) Prior to the Closing, each of the parties shall abide by the terms of the Confidential Letter of Intent dated as of March 31, 2025, by and among the parties (the “Confidentiality Agreement”).

(b) From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all confidential or proprietary information, whether written or oral, concerning the Company or Buyer, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation known to the Seller. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall (unless such notification is prohibited by requirement of Law, court order or stock exchange rule) promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that that any such notification shall be made promptly to allow Buyer time to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded to such information.

(c) From and after the Closing, Buyer shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all confidential or proprietary information, whether written or oral, concerning the Seller, except to the extent that Buyer can show that such information (a) is generally available to and known by the public through no fault of Buyer, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Buyer, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation known to Buyer. If Buyer or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Buyer shall (unless such notification is prohibited by requirement of Law, court order or stock exchange rule) promptly notify Seller in writing and shall disclose only that portion of such information which Buyer is advised by its counsel in writing is legally required to be disclosed, provided that that any such notification shall be made promptly to allow Seller time to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded to such information.

(d) Notwithstanding the foregoing, nothing shall prevent Buyer or Seller or any of their Affiliates from disclosing this Agreement or any Ancillary Agreements to any regulatory authority for the purposes of obtaining consent to the transfers contemplated in this Agreement or for purposes of pursuing the New CRC Application.

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Section 5.07 Approvals and Consents.

(a) Each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that are necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each Party shall cooperate fully with the other Parties and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Should any Governmental Authority notify the parties in writing that modification to this Agreement or any Ancillary Agreement is required to ensure compliance with any Law, the Parties shall work together in good faith to make such modifications and to take any other actions as requested to ensure compliance with such Law, provided that no Party shall be obligated to agree to a modification that would be materially adverse to such Party.

(b) Seller and the Company shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 3.05 of the Disclosure Schedules.

(c) Without limiting the generality of the Parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

i.	promptly respond to any inquiries by any Governmental Authority regarding the transactions contemplated by this Agreement;

ii.	avoid the imposition of any Governmental Order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or

iii.

in the event any Governmental Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement has been issued, to have such Governmental Order vacated or lifted.

(d) Notwithstanding the foregoing, nothing in this Section 5.06 will require, or be construed to require, Buyer, Seller or any of their Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, Seller or any of their respective current or potential Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer or Seller of the transactions contemplated by this Agreement and any ancillary documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

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Section 5.08 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three years after the Closing Date or such other longer period as required by applicable Law, Buyer shall:

i.	retain the books and records (including personnel files) of the Company relating to periods prior to the Closing; and

ii.	upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b) Notwithstanding the foregoing, during such period described in Section 5.08(a), the Seller or the Buyer (as applicable) may dispose of any such books and records after having offered such books and records to the other.

Section 5.09 Closing Conditions. During the Interim Period, each Party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the applicable Closing conditions of such party set forth in Article VII hereof.

Section 5.10 Public Announcements. Unless otherwise required by applicable Law, no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Buyer and the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, nothing in this Section 5.10 will prevent any Party or its Representatives from making any press release or other disclosure required by Law or the rules of any stock exchange, in which case the Party required to make such press release or other disclosure shall use commercially reasonable efforts to allow the other Party reasonable time to review and comment on such release or disclosure in advance of its issuance.

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Section 5.11 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.12 Corporate Agent Indemnification. From and after the Closing for a period of six (6) years, the Buyer shall not, and shall not permit the Company to amend, repeal or modify any provision of its certificate of incorporation or the Company’s organizational documents relating to the exculpation or indemnification of any current or former corporate agent in a manner that would have any adverse effect on the exculpation or indemnification of any such person set forth in therein (unless required by applicable Laws). If the Company (i) consolidates with, or merges into, any other entity, or (ii) transfers all or substantially all of its properties and assets to any entity then the Buyer shall cause proper provision to be made so that any such successor or assign of the Company shall expressly assume all of the obligations set forth in this Section 5.12. This Section 5.12(a) is intended for the benefit of, and is enforceable by, each current and former corporate agent of the Company, and his or her heirs, executors, legal representatives, successors and assigns, as applicable, and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract, under applicable law, or otherwise. It is hereby acknowledged and agreed that each current or former corporate agent described herein is an intended third party beneficiary of this Section 5.12(a), may enforce the provisions of this Section 5.12(a) and this Section 5.12(a) may not be amended without the prior written consent of each such Person.

Section 5.13 RELEASE. EFFECTIVE AS OF THE CLOSING, THE SELLER DOES FOR ITSELF AND EACH OF ITS AFFILIATES, HEIRS, BENEFICIARIES, SUCCESSORS AND ASSIGNS, IF ANY, RELEASE AND ABSOLUTELY FOREVER DISCHARGE THE COMPANY, THE BUYER, AND ITS PAST, PRESENT AND FUTURE EQUITY HOLDERS, REPRESENTATIVES, AFFILIATES, PREDECESSORS, SUCCESSORS AND ASSIGNS (EACH, A “COMPANY RELEASED PARTY”) FROM AND AGAINST ALL RELEASED MATTERS. FOR PURPOSES HEREOF, “RELEASED MATTERS” REFERS TO ANY AND ALL CLAIMS, DEMANDS, DAMAGES, DEBTS, LIABILITIES, OBLIGATIONS, COSTS, EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ AND ACCOUNTANTS’ FEES AND EXPENSES), ACTIONS AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER NOW KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, THAT THE BUYER NOW HAS, OR AT ANY TIME PREVIOUSLY HAD, OR SHALL OR MAY HAVE IN THE FUTURE, ARISING BY VIRTUE OF OR IN ANY MATTER RELATED TO ANY ACTIONS OR INACTIONS WITH RESPECT TO ANY RELEASED PARTY ON OR BEFORE THE CLOSING DATE; PROVIDED THAT, RELEASED MATTERS SHALL NOT INCLUDE ANY RIGHT PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT. IT IS THE INTENTION OF THE SELLER BY EXECUTING THIS RELEASE, AND BY GIVING AND RECEIVING THE CONSIDERATION CALLED FOR HEREIN, THAT THE RELEASE CONTAINED IN THIS SECTION 5.13 SHALL BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTION AND GENERAL RELEASE OF AND FROM ALL RELEASED MATTERS AND THE FINAL RESOLUTION BY THE SELLER AND THE COMPANY RELEASED PARTIES OF ALL RELEASED MATTERS. THE SELLER HEREBY REPRESENTS THAT IT HAS NOT VOLUNTARILY OR INVOLUNTARILY ASSIGNED OR TRANSFERRED OR PURPORTED TO ASSIGN OR TRANSFER TO ANY PERSON ANY RELEASED MATTERS AND THAT NO PERSON OTHER THAN THE SELLER HAS ANY INTEREST IN ANY RELEASED MATTER BY LAW OR CONTRACT BY VIRTUE OF ANY ACTION OR INACTION BY THE SELLER. THE SELLER HEREBY IRREVOCABLY COVENANTS TO REFRAIN FROM, DIRECTLY OR INDIRECTLY, ASSERTING ANY RELEASED CLAIM OR AIDING, ASSISTING, COMMENCING, INSTITUTING OR CAUSING TO BE COMMENCED ANY ACTION OF ANY KIND AGAINST ANY OF THE RELEASED PARTIES BASED UPON ANY MATTER PURPORTED TO BE RELEASED HEREBY. THE INVALIDITY OR UNENFORCEABILITY OF ANY PART OF THIS SECTION 5.13 SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS SECTION 5.13, WHICH SHALL REMAIN IN FULL FORCE AND EFFECT.

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ARTICLE VI.

TAX MATTERS

Section 6.01 Tax Covenants of the Company.

(a) Transfer Taxes. All Transfer Taxes (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne by Seller. Seller shall timely file any Tax Return with respect to Transfer Taxes, and Buyer shall cooperate with respect thereto as necessary. All reasonable out-of-pocket costs for the preparation and filing of such Tax Returns shall be borne by Seller. If required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns.

(b) Responsibility and Obligation for Taxes (General). All Tax liabilities of the Company that are attributable to a Pre-Closing Tax Period shall be the economic and legal responsibility and obligation of Seller. All Tax liabilities of the Company that are attributable to a Post-Closing Tax Period shall be the economic and legal responsibility and obligation of Buyer, except as otherwise provided under Section 6.01(a). If any Party pays any Taxes which are the economic responsibility or obligation of another Party under this Section 6.01, such other Party shall promptly reimburse the payor Party for the Taxes paid.

(c) Intended Tax Treatment. Seller and Buyer have entered into this Agreement so that Seller shall sell to Buyer all of Seller’s right, title, and interest in and to Company Shares, free and clear of all Encumbrances, for the consideration specified herein on the Closing Date (the “Intended Tax Treatment”). Seller and Buyer have no intention to share profits and/or losses, conduct business in their joint names, or otherwise create a partnership or similar arrangement for Tax purposes. Seller and Buyer shall use their best efforts to prevent any characterization of the transactions contemplated by this Agreement as resulting in the creation of a partnership or similar arrangement. In the event that any Governmental Authority seeks to characterize any of the transactions contemplated by this Agreement other than in accordance with the Intended Tax Treatment (a “Recharacterization”), any Taxes, Tax Returns or Transaction Expenses resulting from such Recharacterization shall be the responsibility and obligation of Seller.

(d) Cooperation. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Section 6.01 or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents. Seller shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable period(s) to which such Tax Records relate plus sixty (60) days.

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(e) Straddle Period Allocations. For purposes of this Agreement, (i) in the case of any Taxes other than (x) gross receipts, sales or use Taxes, (y) Taxes based upon or related to income and (z) Transfer Taxes, the amount of any Taxes allocable to the Pre-Closing Tax Period portion of any Straddle Period shall be deemed to include the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any gross receipts, sales or use Tax and any Taxes based upon or related to income, the amount of any Taxes allocable to the Pre-Closing Tax Period portion of any Straddle Period shall be deemed to include the amount that would be payable if the relevant taxable period ended on and included the Closing Date; provided that (1) the taxable year of any subsidiary or former subsidiary of the Company that is a “controlled foreign corporation” (as defined in the Code) shall be deemed to have closed on the Closing Date, including for purposes of computing any inclusion under Sections 951, 951A and 956 of the Code, (2) the taxable period of any partnership or other pass-through entity in which the Company holds an interest shall be deemed to end on the Closing Date, (3) exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period, and (4) for the avoidance of doubt, any Taxes arising from the transactions contemplated by this Agreement or the other Ancillary Agreements shall be allocated to a Pre-Closing Tax Period. The allocation of Transfer Taxes is governed by Section 6.01(a).

(f) Tax Returns. Seller shall prepare, or cause to be prepared, any Tax Returns of the Company for any taxable period ending on or before the Closing Date that are required to be filed after the Closing Date (each, a “Seller-Prepared Tax Return”). All Seller-Prepared Tax Returns shall be prepared in accordance with applicable Law. To the extent Seller plans to take a “reasonable basis” reporting position in any Seller-Prepared Tax Return that Section 280E of the Code does not apply to the Company, the Company shall obtain a comprehensive third-party opinion from outside Tax counsel regarding such “reasonable basis” position and shall disclose such position on IRS Form 8275 in each such Seller-Prepared Tax Return. Seller shall provide to Buyer draft copies of such Seller-Prepared Tax Returns, as well as provide reasonable access to the books, records and work papers used to produce and support such Seller-Prepared Tax Returns, at least thirty (30) days prior to the filing date for any income tax returns, and fifteen (15) days prior to the filing deadline for any other Tax Returns, and permit Buyer to review and comment on each such Seller-Prepared Tax Return prior to filing. Seller shall incorporate such revisions to such Seller-Prepared Tax Returns as are reasonably requested by Buyer that are in accordance with the most recent tax practices of the Company and in accordance with applicable Law, and shall thereafter file such Tax Returns.

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(g) Tax Contests.

i.

In the event that Buyer receives any written notice of a threatened or pending audit, examination or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes or Tax Returns of the Company for any Pre-Closing Tax Period (other than Taxes or Tax Returns governed by Section 6.01(g)(ii)) (each, a “Pre-Closing Tax Contest”), Buyer will promptly notify Seller in writing thereof. Seller shall be entitled (but shall not have the duty) to control the defense (at Seller’s own cost and expense) of any Pre-Closing Tax Contest; provided, however, that (i) Buyer shall have the exclusive right to require the Company to make a “push out” election under Section 6226 of the Code (or any similar state or local law) with respect to any such Pre-Closing Tax Contest, to the extent the Partnership Tax Audit Rules apply, (ii) Buyer shall have the right to participate in any Pre-Closing Tax Contest and to employ counsel of their choice for such purpose and (iii) Seller shall not settle, compromise or concede any such Pre-Closing Tax Contest without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed. In the case of any Pre-Closing Tax Contest that Seller has the right to control but does not elect to control pursuant to this Section 6.01(g)(i), Buyer shall control the defense of any such Pre-Closing Tax Contest (at Seller’s sole cost and expense); provided, however, that (i) Seller shall have the right to participate in any such Pre-Closing Tax Contest and to employ counsel of its choice for such purpose and (ii) Buyer shall not settle, compromise or concede any such Pre-Closing Tax Contest that affects Seller without the prior written consent of Seller, which consent shall not be unreasonably conditioned, withheld or delayed.

ii.

In the event that Buyer receives any written notice of a threatened or pending audit, examination or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes or Tax Returns of the Company for any Straddle Period (each, a “Straddle Period Tax Contest”), Buyer will promptly notify Seller in writing thereof. Buyer shall have the right to control any such Straddle Period Tax Contest (at its own cost and expense). Seller shall be entitled (at its own cost and expense), but shall not have the duty, to participate in any such Straddle Period Tax Contest and to employ counsel of its choice for such purpose, and Buyer shall consider Seller’s comments with respect to such Straddle Period Tax Contest.

(h) Tax Refunds. All refunds of Taxes that are realized and received by the Company for any Pre-Closing Tax Period that were not included in any adjustment to consideration hereunder, shall be for the benefit of Seller. To the extent that the Company or Buyer receives any such refund, Buyer shall pay to Seller, the amount of such refund (without interest, other than interest received from the relevant Taxing Authority), net of any reasonable out-of-pocket expenses and any Taxes that Buyer or the Company incur with respect to such refund. The net amount due to Seller shall be payable within ten (10) days after receipt of the refund by Buyer or the Company, as applicable, from the relevant Taxing Authority. If, after issuing such a refund, the relevant Taxing Authority demands repayment of all or a portion of such amount from the Company, Buyer shall promptly notify Seller in writing thereof, and Seller shall pay such amount (including any penalties and interest thereon, as calculated and assessed by the relevant Taxing Authority) to Buyer or the Company within ten (10) days after receipt of such notification from Buyer; provided, that if Seller does not pay such amount to Buyer or the Company, as applicable, within ten (10) days after receipt of such notification from Buyer, Buyer may offset such amount against any other amount then or thereafter payable by Buyer or the Company to Seller hereunder, and any portion of such amount not so offset or paid shall accrue interest, payable by Seller to Buyer or the Company, as applicable, at the applicable short-term federal rate for the relevant period.

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(i) Cancellation of Tax-Sharing Agreements. Prior to the Closing Date, Seller shall have caused the Company to cancel, or otherwise terminate its participation in, any Tax-sharing, allocation or indemnification agreement or any similar arrangement to which it previously had been a party or bound.

Section 6.02 Tax Indemnification. After the Closing, Seller’s indemnification obligations in respect of Taxes shall be as set forth in Article VIII.

Section 6.03 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.04 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

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ARTICLE VII.

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Full and complete execution of all Ancillary Agreements.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c) No Action shall have been commenced against any party, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The Company and the Seller shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by each such Party prior to or on the Closing Date.

(b) All approvals, consents and waivers that are listed on Schedule 3.05 of the Disclosure Schedules, shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing; provided that it is acknowledged and agreed the receipt of the acknowledgment described in Section 2.06(a) from the Township shall satisfy this condition with respect to any consent required by the Township.

(c) Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of all directors and officers of the Company.

(d) Buyer shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(k) have been satisfied.

(e) Buyer shall have received a certificate of the President of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

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(f) Seller shall have delivered to Buyer a stock power, whereby the Seller will transfer the Company Shares to Buyer or Buyer Designees, substantially in the form attached hereto as Exhibit C.

(g) evidence, in a form reasonably acceptable to Buyer, of confirmation from the CRC of the withdrawal by the Company of its current application for a Retailer License from the CRC.

(h) evidence, in a form reasonably acceptable to Buyer, of the termination of any and all Encumbrances (other than Company Permitted Encumbrances) on the assets or equity of the Company or the Property.

(i) a Limited Termination and Release Agreement, in a form reasonably acceptable to Buyer, duly executed by each of the Senior Lender and the Seller, pursuant to which the Senior Lender agrees to terminate and release the Senior Lender Lien;

(j) a payoff letter, in a form reasonably acceptable to Buyer, duly executed by each of the Company and the Contractor, which shall (i) set forth the aggregate amount of all Indebtedness owed to the Contractor by the Company, (ii) provide the wire instructions of the Contractor for payment of such Indebtedness, and (iii) evidence the release of the Construction Lien upon payment of such Indebtedness;

(k) as applicable, with respect to each Person to whom any portion of the Seller Transaction Expenses is owed, true and complete copies of invoices evidencing the amount of such Seller Transaction Expenses owed to such Person and the wire instructions of each such Person to whom Seller Transaction Expenses are owed;

(l) a good standing certificate of the Company from the State of New Jersey dated within ten (10) days prior to the Closing Date

(m) an IRS Form W-9 of the Company and the Seller.

(n) The Company shall not have any Indebtedness or unpaid Transaction Expenses and the Company shall not have suffered a Material Adverse Effect.

(o) The Seller shall have executed a waiver of all transfer restrictions on the Company Shares.

(p) Such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement and the transactions contemplated hereby.

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Section 7.03 Conditions to Obligations of Seller. The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(b) Seller shall have received a certificate, dated as of the Closing Date and signed by an authorized officer of Buyer, certifying that (i) each of the conditions set forth in Section 7.03(a), have been satisfied, and (ii) attached thereto are true and complete copies of all resolutions adopted by the manager and sole member of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(c) Such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement and the transactions contemplated hereby.

ARTICLE VIII.

INDEMNIFICATION

Section 8.01 Survival. The representations and warranties contained herein (other than any representations or warranties contained in Section 3.13, which is subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Closing Date; provided, that (i) the representations and warranties contained in Section 3.13 and Section 3.14 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days and (ii) the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 4.01, Section 4.02, and Section 4.04 shall survive and remain in full force and effect until the sixth (6th) anniversary of the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such representations, warranties or covenants implicated in such claims shall survive until finally resolved. Notwithstanding any other provision of this Agreement, it is the intention of the Parties that the foregoing survival periods and termination dates supersede any statute of limitations applicable to such matter.

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Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, from and after Closing, Seller shall indemnify and defend Buyer, Buyer Designees, and their Affiliates (including the Company after the Closing) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c) (i) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date; and (iii) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by Contract, relating to an event or transaction occurring before the Closing Date;

(d) any claim asserted by any current, former or alleged holder of equity in the Company related to such Person’s role as an equityholder, including, but not limtied to, any claims with respect to the rights of such Persons to any portion of the Purchase Price; and

(e) Any Seller Transaction Expenses or Indebtedness to the extent not included in the calculation of the Closing Date Consideration or otherwise paid at or prior to the Closing.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, from and after Closing, Buyer shall indemnify and defend each of Seller and its respective Affiliates and each of their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; and

(c) all Taxes related to a Post-Closing Tax Period.

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Section 8.04 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party) provided, that prior to the Indemnifying Party assuming control of such defense it shall first verify to the Indemnified Party in writing that such Indemnifying Party shall provide indemnification for all Losses relating to such claim for indemnification subject only to the applicable monetary limitations set forth in this Article VIII; provided, that such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the Indemnified Party or its Affiliates; (ii) relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation or is with respect to Taxes; (iii) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party’s reputation or future business prospects; (iv) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; (v) the Indemnified Party reasonably believes that the Losses relating to such claim could exceed the maximum amount that the Indemnified Party would then be entitled to recover under the applicable provisions of this Article VIII or (vi) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel of the Indemnified Party shall be at the expense of the Indemnified Party, provided, that (i) the Indemnified Party controls the defense of a Third-Party Claim, (ii) the Indemnifying Party failing to diligently vigorously prosecute or defend such Third-Party Claim, claim; (iii) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; then in each such case, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, is not permitted hereunder to control the defense of such Third-Party Claims or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.04(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the Party controlling such defense, employees of the Party not controlling the defense as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

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(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.04(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other Liability and/or Loss on the part of the Indemnified Party and provides, in customary form, for the unconditional release of the Indemnified Party from all Liabilities, Losses and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle such Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

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(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the its premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the Direct Claim described in such notice or fails to notify the Indemnified Party within thirty (30) days after delivery of such notice by the Indemnified Party whether the Indemnifying Party disputes the Direct Claim described in such notice, the Loss in the amount specified in the Indemnified Party’s notice shall be conclusively deemed a Liability of the Indemnifying Party, and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand in accordance with the terms hereof. If the Indemnifying Party gives notice that it disputes such Direct Claim within such 30-day period, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company shall be governed exclusively by Article VI hereof.

Section 8.05 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 10 days of such agreement or final adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 10 day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final adjudication to the date such payment has been made at a rate per annum equal to 15%. Such interest shall be calculated daily on the basis of a 365/366-day year and the actual number of days elapsed.

Section 8.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the consideration paid and received hereunder for Tax purposes, unless otherwise required by Law.

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Section 8.07 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.08 Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, except with respect to Section 10.12, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein it may have against the other parties hereto, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud or willful misconduct.

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ARTICLE IX.

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Seller and the Buyer;

(b) by the Buyer, by written notice to the Seller, if the Buyer is not then in breach of any provision of this Agreement or any Ancillary Agreements and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Seller or the Company pursuant to this Agreement that would give rise to the failure of any of the closing conditions specified in Section 7.02(a) or Section 7.02(b), and such material breach, inaccuracy or failure to perform has not been cured by the Seller and/or the Company within thirty (30) days after the Seller’s receipt of such written notice of such breach, inaccuracy or failure from Buyer;

(c) by Buyer, if there is an occurrence of a Material Adverse Effect; or

(d) by the Seller, by written notice to the Buyer, if the Seller is not then in breach of any provision of this Agreement, and there has been material breach of, material inaccuracy in or failure to perform of any representation, warranty, covenant or agreement made by the Buyer under this Agreement that would give rise to the failure of any of the conditions specified in Section 7.03(a) or Section 7.03(b) and such material breach, inaccuracy or failure has not been cured by the Buyer within thirty (30) days after Buyer’s receipt of written notice of such breach, inaccuracy or failure to perform from the Seller.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement prior to Closing, in accordance with this Article IX, this Agreement shall forthwith become void, and there shall be no further liability on the part of any Party except as set forth in this Section 9.02 and nothing herein shall relieve any Party from liability for fraud or any willful or intentional breach of any provision hereof. The provisions of the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE X.

MISCELLANEOUS

Section 10.01 Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. To the extent any Seller Transaction Expenses remain unpaid at or following the Closing, the Seller shall pay all such Seller Transaction Expenses; Buyer shall be solely responsible for its Transaction Expenses.

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Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	DEP Nevada, Inc. 6420 Sunset Corporate Drive Las Vegas, NV 89120 Attn: Stephen ‘Trip’ Hoffman Email: triphoffman@bodyandmind.com

With a copy to:	Rimon Law 2029 Century Park East, Suite 400N Los Angeles, CA 90067 Attn: Lukian Kobzeff Email: lukian.kobzeff@rimonlaw.com

If to Buyer:	Ascend New Jersey, LLC 1411 Broadway, 16th Floor New York, New York 10018 E-mail: fperullo@awholdings.com Attention: Frank Perullo

With a copy to:	Foley Hoag LLP 155 Seaport Boulevard Boston, MA 02210 Attention: Erica Rice E-mail: erice@foleyhoag.com

Section 10.03 Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement.

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Section 10.04 Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement.  This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 10.07 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of Buyer and the Seller (in each of their sole discretion).  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-Party Beneficiaries.  Except as provided in Section 5.11, 5.12, 5.13, and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule.

(b) ANY ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE COURTS OF THE COUNTY OF ESSEX, NEW JERSEY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

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Section 10.11 Equitable Relief

(a) The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that, subject to Section 10.11(b), each party shall be entitled to enforce specifically the terms and provisions of this Agreement in the court described in Section 10.10(b), provided, that if jurisdiction is not then available in such court, then in any state court located in the State of New Jersey, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith. To the extent any party hereto brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that by its terms requires performance after the Closing or expressly survives termination of this Agreement), the date of the termination of this Agreement shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such Action or (ii) such other time period established by the court presiding over such Action.

(b) The remedies available to the Company and Seller pursuant to this Section 10.11 will be in addition to any other remedy to which they are entitled at law or in equity. It is acknowledged and agreed that Seller shall be entitled to seek specific performance of the obligation of the Buyer to cause the consummation of the transactions contemplated hereby. For the avoidance of doubt, in no event shall Seller be entitled to receive both a grant of specific performance and any monetary damages hereunder.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13 Prevailing Party. In the event of any dispute with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.

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Section 10.14 Federal Cannabis Laws. The Parties hereby acknowledge that the production, sale, manufacture, possession, and use of cannabis is illegal under U.S. Federal Cannabis Laws, including the aiding and abetting of a person engaging in such activities, making a loan to a company engaging in such activities and entering into a transaction with a company engaging in such activities. The Parties hereby further acknowledge that some or all of the transactions contemplated herein may violate or be in violation of U.S. Federal Cannabis Laws. Notwithstanding anything in this Agreement to the contrary, the Parties agree and acknowledge that no party makes, will make, or will be deemed to make or have made any representation or warranty of any kind regarding the compliance of this Agreement with any U.S. Federal Cannabis Laws. No party will have any right of rescission or amendment arising out of or relating to any non-compliance with U.S. Federal Cannabis Laws unless such non-compliance also constitutes a violation of applicable state law as determined in accordance with the cannabis Laws of the State of New Jersey or by the guidance or instruction of the CRC. The Parties hereby expressly waive any defense to the enforcement of the terms and conditions of this Agreement based upon non-conformance with or violation of applicable laws relating to cannabis and the cannabis industry and acknowledge that no such cannabis-related violations of any U.S. Federal Cannabis Laws shall render this Agreement, the other Ancillary Agreements, or any of the terms and conditions there of null, void, or otherwise unenforceable, to the extent permitted by New Jersey Law.

Section 10.15 Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 10.16 Non Recourse.  This Agreement may only be enforced against, and any claim, Action, suit, or other legal proceeding based upon, arising out of, or related to this Agreement or any Ancillary Agreement, or the negotiation, execution, or performance of this Agreement or any Ancillary Agreement, may only be brought against the Parties hereto (including any party to whom the rights or obligations hereunder are assigned or any successor to a Party hereto) and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present, or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney, or other Representative of the Parties or of any Affiliate of the Parties, or any of their successors or permitted assigns (collectively, the "Non-Party Affiliates"), shall have any Liability for any obligations or Liabilities of any Party hereto under this Agreement or for any claim, Action, suit, or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby. This Section 10.16 is intended for the benefit of, and shall be enforceable by, each of the Non-Party Affiliates.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers/representatives.

BAM BODY AND MIND DISPENSARY NJ, INC.

By: /s/ Stephen ‘Trip’ Hoffman

Name: Stephen ‘Trip’ Hoffman

Title: President

DEP NEVADA, INC.

By: /s/ Stephen ‘Trip’ Hoffman

Name: Stephen ‘Trip’ Hoffman

Title: President

ASCEND NEW JERSEY, LLC

By: /s/ Frank Perullo_______

Name: Frank Perullo

Title: Secretary

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EXHIBIT A

ESCROW AGREEMENT

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EXHIBIT B

BUYER SHARE PERCENTAGE

Buyer	# of Company Shares Acquired	% of Company Shares Acquired
Ascend New Jersey, LLC	35,000	35%
Buyer Designee	65,000	65%

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EXHIBIT C

ASSIGNMENT OF SELLER’S INTERESTS

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STOCK POWER

BAM BODY AND MIND DISPENSARY NJ, INC.

FOR VALUE RECEIVED, pursuant to the terms of that certain Stock Purchase Agreement, dated the ____, 2025, by and between DEP Nevada, Inc. (“Assignor”) and [__] (“Assignee”) and the other parties thereto, Assignor hereby sells, assigns, transfers and conveys all right, title and interest in and to [__] of the outstanding common shares (“Shares”) in BaM Body and Mind Dispensary NJ, Inc. (the “Company”) to Assignee, which for the avoidance of doubt, represents [__]1% of the total outstanding shares of the Company.  Assignor hereby irrevocably constitutes and appoints Assignee as Assignor’s attorney-in-fact with full power of substitution in the premises to transfer the same on the books of the Company.

IN WITNESS WHEREOF, the undersigned have executed this Stock Power the ____ day of [__], 2025.

ASSIGNOR DEP Nevada, Inc. By: _______________________________ Name: _____________________________ Title: ______________________________

_____________________

1Note to Draft: To be updated for each Buyer.

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ACCEPTANCE

            The undersigned hereby accept the foregoing transfer of the Shares.

ASSIGNEE

            [__]

            _______________________________

            Name:

            Title:

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EXHIBIT D

SELLER OPTION EXERCISE NOTICE

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NOTICE OF SELLER OPTION EXERCISE

(To be signed only upon exercise of Seller Option)

To:	Ascend New Jersey, LLC 1411 Broadway, 16th Floor New York, New York 10018 E-mail: fperullo@awholdings.com Attention: Frank Perullo [__]

            DEP Nevada, Inc. (the “Seller”), hereby irrevocably elects to exercise the purchase right represented by such Seller Option, in accordance with Section 5.02 of that certain Stock Purchase Agreement, by and between BaM Body and Mind Dispensary NJ, Inc. (the “Company”), the Seller, and Ascend New Jersey, LLC, dated as of [__], 2025, for, and to purchase thereunder, 100% of the outstanding equity interests of the Company as of the date hereof (the “Seller Option Interests”), and herewith makes payment of $1 therefor, and requests that the Seller Option Interests be issued in the name of, and delivered to, the Seller.

DEP NEVADA, INC. By:____________________________ Name: _________________________ Title: __________________________

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EXHIBIT E

ASSIGNMENT OF BUYER’S INTERESTS

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STOCK POWER

BAM BODY AND MIND DISPENSARY NJ, INC.

FOR VALUE RECEIVED, pursuant to the terms of that certain Stock Purchase Agreement, dated the ____, 2025, by and between [__] (“Assignor”) and DEP Nevada, Inc. (“Assignee”) and the other parties thereto, Assignor hereby sells, assigns, transfers and conveys all right, title and interest in and to [__] of the outstanding common shares (“Shares”) in BaM Body and Mind Dispensary NJ, Inc. (the “Company”) to Assignee, which for the avoidance of doubt, represents [__]2% of the total outstanding shares of the Company.  Assignor hereby irrevocably constitutes and appoints Assignee as Assignor’s attorney-in-fact with full power of substitution in the premises to transfer the same on the books of the Company.

IN WITNESS WHEREOF, the undersigned have executed this Stock Power the ____ day of [__].

ASSIGNOR [__] By: _______________________________ Name: _____________________________ Title: ______________________________

_____________________

2Note to Draft: To be updated for each Buyer.

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ACCEPTANCE

The undersigned hereby accepts the foregoing transfer of the Shares.

ASSIGNEE

DEP NEVADA, INC.

_______________________________

Name:

Title:

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